EXHIBIT 21.1

EP ENERGY CORPORATION

Company Name	Jurisdiction of Incorporation	% Ownership

Black Warrior Methane Corp.	Alabama	50.00	*
Black Warrior Transmission Corp.	Alabama	50.00	*
Crystal E&P Company, L.L.C.	Delaware	100.00
El Paso Brazil Holdings Company	Cayman Islands	100.00
El Paso Brazil, L.L.C.	Delaware	100.00
El Paso E&P Company, L.P.	Delaware	100.00
El Paso E&P S. Alamein Cayman Company	Cayman Islands	100.00
El Paso Egypt Production Company	Cayman Islands	100.00
El Paso Egypt S. Alamein Company	Cayman Islands	100.00
El Paso Egypt Tanta Company	Cayman Islands	100.00
El Paso Exploration & Production Management, Inc.	Delaware	100.00
El Paso Maritime B.V.	Netherlands	100.00
El Paso Oleo e Gas do Brasil Ltda.	Brazil	100.00
El Paso Preferred Holdings Company	Delaware	100.00
El Paso Production Oil & Gas Gathering Company, L.L.C.	Delaware	100.00
El Paso Production Resale Company, L.L.C.	Delaware	100.00
El Paso Reata Energy Company, L.L.C.	Delaware	100.00
EnerVest Energy, L.P.	Delaware	23.00	*
EP Production International Cayman Company	Cayman Islands	100.00
Four Star Oil & Gas Company	Delaware	48.80	*
MBOW Four Star Corporation	Delaware	100.00
Starr County Gathering System	Texas	30.00	*
UnoPaso Exploracao e Producao de Petroleo e Gas Ltda.	Brazil	100.00

* Remaining percentage owned by unaffiliated parties